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Exhibit 4.4

(ENGLISH TRANSLATION)

        TRANSFER OF FUNDS AGREEMENT (THE "AGREEMENT"), BETWEEN THE FEDERAL GOVERNMENT, THROUGH THE MINISTRY OF FINANCE AND PUBLIC CREDIT, HEREINAFTER ("THE FEDERAL GOVERNMENT"), REPRESENTED BY CARLOS GARCIA MORENO, DIRECTOR GENERAL OF PUBLIC CREDIT OF THE MINISTRY OF FINANCE AND PUBLIC CREDIT AND PEMEX PROJECT FUNDING MASTER TRUST (THE "MASTER TRUST"), REPRESENTED BY MR. MARTIN REED, ASSISTANT VICE-PRESIDENT, ALSO PRESENT, PETROLEOS MEXICANOS ("PEMEX"), ACTING AS GUARANTOR AND REPRESENTED BY MR. JUAN JOSE DOMENE BERLANGA, CHIEF FINANCIAL OFFICER, TOGETHER IN AGREEMENT WITH THE FOLLOWING BACKGROUNDS, STATEMENTS AND CLAUSES:

BACKGROUND

I.
On November 10, 1998 the Master Trust was established through the execution of a Trust Agreement between The Bank of New York (New York Branch), The Bank of New York (Delaware Branch) and PEMEX (hereinafter, the "Trust Agreement"), based on the recommendation provided by the Inter-secretarial Commission of Financing Costs in its agreement 98-XXXIX-3 dated October 14, 1998, with the goal to create a finance vehicle in the United States of America for the financing of projects by Petroleos Mexicanos (PEMEX), designated as Long-Term Productive Infrastructure Projects ("PIDIREGAS");

II.
The Federal Government has undertaken a series of credit agreements (collectively, the "Credit Agreements"), each identified in Annex I herein, that together will amortize a principal amount of U.S. $694,302,779.44 (Six-hundred ninety-four million three hundred two thousand seven hundred seventy-nine and 44/100 United States Dollars), 704,020.19 (Seven hundred four thousand twenty and 19/100 Deutsche Marks) and 173,814,132.87 (One hundred seventy three million eight-hundred fourteen thousand one hundred thirty two and 87/100 Belgian Francs), beginning on January 1, 2003, as described in Annex II.

STATEMENTS

I.
The Federal Government, through its representative states the following:

i.
That the Ministry of Finance and Public Credit is a dependency of the Centralized Federal Public Administration in accordance with Articles 1 and 2 of the Organic Law of the Federal Public Administration.

ii.
That according to Article 31 section V of the Organic Law of the Federal Public Administration, Article 4 section V and Article 5 section III of the General Law of Public Debt, and Article 17 section VIII of the Internal Regulations of the Ministry of Finance and Public Credit, the Ministry of Finance is authorized to enter into the present Agreement.

II.
The Master Trust, through its representative states the following:

i.
That it is a business trust, duly incorporated according to the laws of the State of Delaware, United States of America; and

ii.
That Mr. Martin Reed, in his role as Assistant Vice-President and according to Article 1 of the Trust Agreement, is fully authorized to enter into this Agreement.

III.
PEMEX, through its representative states the following:

i.
That it is a decentralized public entity of the Federal Public Administration, that it is a legal entity with its own assets and liabilities (patrimonio), and that it governs itself according to the

    Organic Law of Petroleos Mexicanos and Subsidiary Entities, published in the Official Gazette of the Federation on July 16, 1992.

  ii.
  That the execution of this Agreement, as well as the performance by PEMEX of its obligations hereunder, does not constitute a violation of the Organic Law of Petroleos Mexicanos and Subsidiary Entities or any other relevant legislation.

        By virtue of the above referenced, the parties agree to the following:

CLAUSES

First.	The Federal Government agrees to provide the Master Trust the amount of U.S. $676,161,058 (Six hundred seventy-six million one hundred sixty-one thousand fifty eight and 00/100 United States Dollars), that will be deposited in an account specified by the Master Trust with value date November 30, 2000 (the "value date"). As of the value date, as consideration for the transferred resources, the Master Trust agrees to carry out all payment obligations belonging to the Federal Government established in the Credit Agreements specified in Annex I, according to the same terms and conditions established thereunder, with the understanding that the Federal Government will be in charge of the amortization payments until December 31, 2002, as well as the payment of interests that correspond to such amounts.
Second.
Payments by the Master Trust will be made by wire transfer to the account specified in each Credit Agreement, for this purpose the General Bureau of Public Credit is hereby bound to provide the Master Trust with all information necessary to fulfill its obligations.
Third.	The Master Trust is hereby bound to assign the resources referred to in the First Clause of this Agreement, to make payments related to the PIDIREGAS to be financed by the Master Trust.
Fourth.
The Master Trust may exercise, through the Federal Government, all rights established in the Credit Agreements beginning on January 1, 2003, including without limitation, all rights (if any) to i) prepay any loan before its stated maturity, ii) grant or deny consent to assign any rights by the corresponding Creditor and iii) amend, modify or exempt the provisions of any Credit Agreement.
Fifth.
PEMEX hereby unconditionally and irrevocably appoints itself guarantor of the Master Trust, guaranteeing the total, complete and timely payment of each and all of the amounts due by the Master Trust under the present Agreement, including, without limitation, principal, interest and all future indebtedness under the present Agreement. This is a guarantee of payment that will remain in full force and effect until all payment obligations of the Master Trust herein guaranteed are paid in full. In accordance to applicable law, PEMEX waives all defenses of a guarantor, jointly liable debtor or surety that it could have rights to under the law or by other means.
Sixth.	For all purposes related to this Agreement, all notices and documentation should be addressed as follows:
THE FEDERAL GOVERNMENT Attn: Director General de Crédito Público Insurgentes Sur 826, Piso 9 Col. Del Valle, C.P. 03100 Delegación Benito Juárez

PEMEX PROJECT FUNDING MASTER TRUST Attn: Corporate Trust Department 101 Barclay Street Floor 21 West New York, NY 10286
PETROLEOS MEXICANOS Attn: Gerencia de Financiamientos y Análisis de Mercado Av. Marina Nacional #329 Torre Ejecutiva, Piso 32 Col. Huasteca, C.P. 11311 Delegación Miguel Hidalgo
Seventh.
In the event of a possible dispute originating from the interpretation or the failure to carry out the present Agreement, the parties hereby submit to the jurisdiction of the Federal Courts with residence in the Federal District, for which reason, hereby waive the jurisdiction to which any of them may be entitled due to their present or future place of residence or domicile, or through other legal means.

        IN WITNESS WHEREOF, the parties have caused the present Agreement to be executed through their representatives in the City of Mexico, D.F., on November 24, 2000.

PEMEX PROJECT FUNDING MASTER TRUST
/s/ MARTIN REED Martin Reed Assistant Vice President The Bank of New York
THE FEDERAL GOVERNMENT
/s/ CARLOS GARCÍA MORENO Carlos García Moreno Director General of Public Credit Ministry of Finance and Public Credit
PETROLEOS MEXICANOS
/s/ JUAN JOSÉ DOMENE BERLANGA Juan José Domene Berlanga Chief Financial Officer Petróleos Mexicanos

ANNEX I

I.
Combined Multi-Year Restructure Agreement dated as of February 4, 1990. Original Obligor: Banco Mexicano Somex, S.N.C.

II.
Combined Multi-Year Restructure Agreement dated as of February 4, 1990. Original Obligor: Banco Nacional de Crédito Rural, S.N.C.

III.
Combined Multi-Year Restructure Agreement dated as of February 4, 1990. Original Obligor: Financiera Nacional Azucarera, S.N.C.

IV.
Combined Multi-Year Restructure Agreement dated as of February 4, 1990 for the United Mexican States as Obligor.

V.
Combined Old New Money Agreement dated as of February 4,1990.

VI.
1990 Amendment dated as of February 4, 1990 to U.S.$5,000,000,000 Credit Agreement dated as of March 3, 1983 (as previously amended, the "1983 Money Agreement").

VII.
1990 Amendment dated as of February 4, 1990 to U.S.$3,800,000,000 Credit Agreement dated as of April 27, 1984 (as previously amended, the "1984 Money Agreement").

ANNEX II						Amortizations per year
Contact Name			Type of Interest	Amount at the end of September 2000	Amortization from January 1, 2003 and beyond
	Tranche	Currency				2003	2004	2005	2006
MYRA SOMEX(1)	First Tranche Principal Payment First Tranche Principal Payment Second Tranche Principal Payment Second Trance Principal Payment Other Credits Other Credits	USD USD USD USD USD USD	Libor Domestic Libor Domestic Libor Domestic	14,625,530.88 1,761,010.61 40,085,786.88 4,533,067.34 35,234,453.67 5,500,384.78	8,932,212.91 1,075,497.49 24,504,679.17 2,771,090.94 22,046,344.72 3,441,613.71	2,854,224.50 343,667.50 7,812,032.89 883,417.13 7,191,721.64 1,122,686.23	3,038,994.21 365,914.99 8,348,478.76 944,080.67 7,392,543.90 1,154,036.23	1,519,497.10 182,957.50 4,172,083.75 471,796.57 3,731,039.59 582,445.63	1,519,497.10 182,957.50 4,172,083.77 471,796.57 3,731,039.59 582,445.62
MYRA BANRURAL(2)	First Tranche Principal Payment
First Tranche Principal Payment
Second Tranche Principal Payment
Second Trance Principal Payment
Other Credits
First Tranche Principal Payment
	Second Tranche Principal Payment	USD USD USD USD USD DEM DEM	Libor Domestic Libor Domestic Libor Libor Libor	30,837,677.40 320,183.75 80,711,033.47 976,278.77 48,582,946.22 150,086.78 457,629.99	18,833,415.52 195,545.00 49,339,133.26 596,805.00 30,398,552.22 91,662.11 279,751.93	6,018,082.69 62,485.00 15,729,197.22 190,260.00 9,916,289.00 29,289.96 89,184.24	5,407,666.42 66,530.00 16,809,308.27 203,325.00 10,193,192.33 31,186.07 95,308.45	3,203,833.21 33,265.00 8,400,313.86 101,610.00 5,144,535.45 15,593.04 47,629.62	3,203,833.20 33,265.00 8,400,313.91 101,610.00 5,144,535.44 15,593.04 47,629.62
MYRA FINASA(3)	First Tranche Principal Payment Second Tranche Principal Payment Other Credits	USD USD USD	Libor Libor Libor	3,101,299.20 10,257,886.23 53,978,777.71	1,894,048.50 6,270,706.67 33,774,746.50	605,229.61 1,999,086.23 11,017,634.81	644,409.45 2,136,361.84 11,325,292.22	322,204.72 1,067,629.30 5,715,909.74	322,204.72 1,067,629.30 5,715,909.73
MYRA CHASE MANHATTAN(4)	First Tranche Principal Payment
Second Tranche Principal Payment
Second Tranche Principal Payment
Other Credits
Other Credits
Other Credits
First Tranche Principal Payment
Second Tranche Principal Payment
	Other Credits	USD USD USD USD USD DEM BEF BEF BEF	Libor Libor Domestic Libor Domestic Libor Domestic Domestic Domestic	49,738,002.90 134,266,891.25 17,529.87 148,330,540.97 1,357,989.83 299,882.62 12,393,219.00 37,788,419.00 126,355,989.00	30,376,362.77 82,078,146.63 10,716.11 92,811,038.56 849,699.90 187,637.81 7,568,878.81 23,100,284.56 79,061,469.68	9,706,548.58 26,166,316.07 3,416.27 30,275,819.53 277,179.97 61,209.19 2,418,580.88 7,364,315.25 25,790,582.94	10,334,907.10 27,963,135.50 3,650.86 31,121,244.17 284,919.97 62,918.40 2,575,148.97 7,870,016.73 26,510,761.44	5,167,453.55 13,974,347.49 1,824.49 15,706,987.44 143,799.98 31,755.11 1,287,574.48 3,932,976.28 13,380,062.66	5,167,453.54 13,974,347.57 1,824.49 15,706,987.42 143,799.98 31,755.11 1,287,574.48 3,932,976.30 13,380,062.64
COMBINED OLD NEW MONEY AGREEMENT(5)	n/a n/a n/a n/a	USD USD DEM BEF	Libor Domestic Libor Domestic	563,221,407.94 5,272,432.46 289,936.83 128,166,995.24	281,121,869.32 2,636,216.27 144,968.34 64,083,499.82	125,377,572.72 1,171,651.64 64,430.44 28,481,553.52	125,377,572.72 1,171,651.64 64,430.44 28,481,553.52	30,366,723.88 292,912.99 16,107.46 7,120,392.78	0.00 0.00 0.00 0.00
FACILITY ONE (PARALLEL NEW MONEY)(5)	n/a	USD	Libor	617.82	395.43	96.84	98.84	197.75	0.00
5.0 BILLION USD(6)	n/a	USD	Domestic	367,713.42	183,856.74	81,714.06	81,714.06	20,428.56	0.00
3.8 BILLION USD(7)	n/a	USD	Libor	320,172.16	160,086.10	71,149.36	71,149.36	17,787.38	0.00
SUBTOTAL USD (American Dollars)				1,233,399,615.53	694,302,779.44	258,877,481.51	265,440,178.53	100,341,584.95	69,643,534.45
SUBTOTAL DEM (Deutsche Marks)				1,197,536.22	704,020.19	244,113.83	253,843.36	111,085.23	94,977.77
SUBTOTAL BEF (Belgian Francs)				304,704,622.24	173,814,132.87	64,055,032.59	65,437,480.68	25,721,006.20	18,600,613.42

(1)
Combined Multi-Year Restructure Agreement dated as of February 4, 1990. Original Obligor: Banco Mexicano Somex, S.N.C.

(2)
Combined Multi-Year Restructure Agreement dated as of February 4, 1990. Original Obligor: Banco Nacional de Crdito Rural, S.N.C.

(3)
Combined Multi-Year Restructure Agreement dated as of February 4, 1990. Original Obligor: Financiera Nacional Azucarera, S.N.C.

(4)
Combined Multi-Year Restructure Agreement dated as of February 4, 1990 for the United Mexican States as Obligor.

(5)
Combined Old New Money Agreement dated as of February 4, 1990.

(6)
1990 Amendment dated as of February 4, 1990 to U.S.$5,000,000,000 Credit Agreement dated as of March 3, 1983 (as previously amended, the "1983 Money Agreement").

(7)
1990 Amendment dated as of February 4, 1990 to U.S.$3,800,000,000 Credit Agreement dated as of April 27, 1984 (as previously amended, the "1984 Money Agreement").

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  Exhibit 4.4